AGREEMENT

EL CAPITAN PRECIOUS METALS, INC. & CLYDE L. SMITH, Ph.D., P.Eng.

This agreement is made and entered into this 22nd day of August, 2005 between El Capitan Precious Metals, Inc., with its principal office located at 14301 N. 87th street, Suite 216, Scottsdale, AZ 85255, a mineral exploration company (hereinafter called “ECPN”) and Clyde L. Smith, Ph.D., P.Eng., Consulting Geologist, a sole proprietor with its principal office located at 106-1680 56th Street, Delta, British Columbia, Canada V4L2L6 (hereinafter called “Smith”).

WHEREAS, ECPN has ownership and control over the El Capitan Project located in New Mexico, and desires to enter into a transaction to sell some, or all of the project to a third party.

WHEREAS, Smith has been the consulting geologist overseeing the recent drilling and assaying of the project.

NOW THEREFORE, the parties agree that ECPN will provide a success fee to Smith upon the completion of a sales transaction involving the El Capitan project under the terms and conditions herein.

TERMS AND CONDITIONS

1.	DUTIES. Smith will have the following duties to ECPN for the duration of this agreement:

A.
Smith will continue acting as ECPN’s consulting geologist, specifically for completion of a current report on the El Capitan resource, for directing an expanded drilling and assay project currently under way at the project, and for completion of a final report on the El Capitan resource, and assisting in all due diligence studies conducted by prospective purchasers.

B.	Should Smith decide that the El Capitan project is worthy of presentation to Newmont Mining, then Smith will put forth his best efforts to market the project to Newmont Mining.
C.	Smith will make his services available to ECPN and Pavlich Associates in assisting to present the project to prospective purchasers other than Newmont.
D.	It is understood that Smith may seek purchasers other than Newmont or those from Pavlich Associates.

2.	COMPENSATION. ECPN will compensate Smith for the duties listed above in the following manner.

A.	Smith will continue to receive his separately agreed rate of compensation for consulting on the items listed above.
B.	ECPN will pay Smith a success fee of $250,000 for the successful sale of the project to Newmont Mining or any other company, entity or individual.

C.
Smith will bill his going rate of compensation for consulting while assisting Pavlich Associates to market the project. For a successful sale of the project to any company, entity, or individual, ECPN will pay Smith a success fee of $250,000.

D.
It is understood that should Smith present a purchase proposal to ECPN, other than from Newmont or those presented by Pavlich Associates, that Smith may negotiate a compensation in addition to the $250,000 from ECPN to be paid either by ECPN or the incoming third party.

3.	METHOD OF PAYMENT.

A.
The success payment shall be deemed earned upon the closing of a transaction of the El Capitan project. The payment for success shall be made in accordance with the percentage and frequency made to ECPN for their transaction payment up to a maximum of twelve (12) months, at which time the unpaid portion of the success fee shall be due Smith.

B.
Smith normally charges by the day. If while consulting for the expanded drilling and assay project Smith spends time consulting for the sale of the project, Smith will assign appropriate portions of that day to each of the separate duties.

GENERAL

1.	INTERPRETATION OF AGREEMENT. This Agreements hall be interpreted in accordance with, and in performance governed, as applicable by the laws of the State of Nevada.

2.
ARBITRATION. In the event of a disagreement over any of the provisions or terms of this Agreement, all parties agree to seek binding arbitration from a Nevada State Arbitration Board pursuant to the laws of the State of Nevada.

3.
TERM. The term of this agreement is two years. If, however, an agreement is concluded after the initial two years and prior to a total of four years from the inception of this agreement with any company, entity or individual with whom Smith has fulfilled any of the above functions, then the terms and conditions of this agreement shall apply.

El Capitan Precious Metals, Inc.

By: /s/ Charles C. Mottley                      Date: 8/22/05
  Charles C. Mottley, President

Clyde L. Smith, Ph.D., P. Eng (Sole Proprietor)

By: /s/ Clyde L. Smith                        Date: 8/25/05